Exhibit 4.6

[LOGO UNION BANK OF CALIFORNIA]

ENERGY CAPITAL SERVICES

September 21, 2001

Edge Petroleum Corporation

Edge Petroleum Exploration Company

Edge Petroleum Operating Company, Inc.

2100 Texaco Heritage Plaza

Houston, Texas 77002

Attention: Mr. Mike Long

Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Credit Agreement in the amount of $25.0 million by and among Edge Petroleum Corporation , Edge Petroleum Exploration Company and Edge Petroleum Operating Company, Inc. as Borrowers and Union Bank of California, N.A. as Agent and Lender dated as of October 6, 2000 (the “Credit Agreement”). All capitalized terms herein shall have the meaning assigned to such terms in the Credit Agreement unless otherwise defined herein.

The purpose of this letter is to inform you that the Agent and sole Lender has redetermined the Borrowing Base and the amount of the monthly Borrowing Base reduction pursuant to Section 2.10 of the Credit Agreement. Effective immediately, the Borrowing Base shall remain at the amount of $14.0 million and the monthly Borrowing Base reduction shall be zero. Both such figures shall be effective until the next redetermination thereof pursuant to Section 2.10 of the Credit Agreement.

All other terms and conditions contained in the Credit Agreement remain unchanged and in full force and effect.

If you are in agreement with the forgoing please evidence your agreement by executing this letter in the space provided and returning one fully-executed counterpart to the undersigned.

Sincerely,

/s/ Damien G. Meiburger
Damien G. Meiburger
Senior Vice President

ACCEPTED and AGREED

This 24 day of September, 2001

/s/ Michael G. Long

Authorized Officer on behalf of Edge Petroleum Corporation,

Edge Petroleum Exploration Company and Edge Petroleum Operating Company, Inc.

4200 LINCOLN PLAZA, 500 NORTH AKARD, DALLAS, TEXAS 75201

214 922 4200                Fax 214 922 4209